Exhibit 99.1

Information concerning mine safety violations or other regulatory matters required by Sections 1503(a) of Dodd-Frank is included below.

Mine Safety and Health Administration Safety Data
Safety is a core value at Black Hills Corporation and at each of its subsidiary operations. We have in place a comprehensive safety program that includes extensive health & safety training for all employees, site inspections, emergency response preparedness, crisis communications training, incident investigation, regulatory compliance training and process auditing, as well as an open dialogue between all levels of employees. The goals of our processes are to eliminate exposure to hazards in the workplace, ensure that we comply with all mine safety regulations, and support regulatory and industry efforts to improve the health and safety of our employees along with the industry as a whole.

Under the recently enacted Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results in its periodic reports filed with the SEC. Our mining operations, consisting of our Wyodak Coal Mine, is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Below we present the following items regarding certain mining safety and health matters, for the twelve-month period ended December 31, 2010. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed. The information presented includes:

•
Total number of violations of mandatory health and safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which we have received a citation from MSHA;

•	Total number of orders issued under section 104(b) of the Mine Act;

•	Total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health and safety standards under section 104(d) of the Mine Act;

•	Total number of imminent danger orders issued under section 107(a) of the Mine Act; and

•	Total dollar value of proposed assessments from MSHA under the Mine Act.
During the twelve months ended December 31, 2010, WRDC (i) was not assessed any Mine Act section 110(b)(2) penalties for failure to correct the subject matter of a Mine Act section 104(a) citation within the specified time period, which failure was deemed flagrant (i.e., a reckless or repeated failure to make reasonable efforts to eliminate a known violation that substantially and proximately caused, or reasonably could have been expected to cause, death or serious bodily injury); (ii) did not receive any Mine Act section 107(a) imminent danger orders to immediately remove miners; or (iii) did not receive any MSHA written notices under Mine Act section 104(e) of a pattern of violation of mandatory health or safety standards or of the potential to have such a pattern. In addition, there were no fatalities at the mine during the twelve months ended December 31, 2010.

The table below sets forth the total number of section 104 citations and/or orders issued by MSHA to WRDC under the indicated provisions of the Mine Act, together with the total dollar value of proposed MSHA assessments, received during the twelve months ended December 31, 2010 and legal actions pending before the Federal Mine Safety and Health Review Commission, together with the Administrative Law Judges thereof, for each of our mining complexes. All citations were abated within 24 hours of issue.

Mine Act Section 104 Significant and Substantial Citations issued during 2010	Mine Act Section 104(b) Orders	Mine Act Section 104(d) Citations and Orders	Mine Act Section 107(a) Imminent Danger Orders	Total Dollar Value of Proposed MSHA Assessments (in thousands)	Number of Legal Actions Pending Before the Federal Mining Safety and Health Review Commission at December 31, 2010
8	—	—	—	$13.7	—
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We note there are presently no legal actions pending before the Federal Mine Safety and Health Review Commission, together with the Administrative Law Judges thereof, for our mining complex. In MSHA's Mine Data Retrieval System, one legal action from 2008 is noted in duplicate and is reference as "in contest" at this time. Although the assessed penalty was paid in 2008, and supporting documentation is on file, we are waiting for final order of dismissal.